UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 27, 2022

ALCOA CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-37816	81-1789115
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Isabella Street, Suite 500 Pittsburgh, Pennsylvania	15212-5858
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (412) 315-2900

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	AA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Third Amendment to Credit Agreement

On June 27, 2022, Alcoa Corporation (“Holdings”), Alcoa Nederland Holding B.V., a wholly owned subsidiary of Holdings (the “Borrower”), and certain subsidiaries of Holdings, entered into a Third Amendment and Restatement Agreement (the “Third Amendment”) to the Revolving Credit Agreement, dated as of September 16, 2016, as amended as of October 26, 2016, as amended and restated as of November 14, 2017, as amended and restated as of November 21, 2018, as amended as of August 16, 2019, as amended as of April 21, 2020, as amended as of June 24, 2020 and as amended as of March 4, 2021 (the “Original Revolving Credit Agreement”), in each case, with a syndicate of lenders and issuers named therein, and JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”) for the lenders and issuers. The Third Amendment was entered into to amend certain terms of the Original Revolving Credit Agreement (the Original Revolving Credit Agreement, as amended by the Third Amendment, the “Amended Revolving Credit Agreement”).

The Amended Revolving Credit Agreement extends the maturity date of the credit facility from November 21, 2023 to June 27, 2027, with certain extension rights in the discretion of each lender. The aggregate amount of commitments under the Amended Revolving Credit Agreement is being reduced from $1.5 billion to $1.25 billion. In addition, the Amended Revolving Credit Agreement continues to permit the Borrower, from time to time, to request that the existing lenders (at their discretion) or new lenders provide one or more additional tranches of term loans or increase the aggregate amount of the revolving commitments, in an aggregate principal amount of up to $500 million.

Pursuant to the Third Amendment, each loan party was automatically released from its obligations under the security documents (other than the guarantee agreement to which it is a party) and liens granted by such parties on any collateral under the Original Revolving Credit Agreement were released and terminated. Under the Amended Revolving Credit Agreement, if Holdings or the Borrower, as applicable, fails to have a designated rating of each of Ba1 from Moody’s and BB+ from S&P or better, in each case (the “Rating Condition”) (such occurrence, a “Collateralization Event”), each loan party will be required to execute any and all security documents as the Administrative Agent or certain lenders request to secure any collateral under the Amended Revolving Credit Agreement, with respect to obligations of loan parties organized in the United States, within ninety (90) days of the date of the relevant Collateralization Event and, with respect to the obligations of loan parties organized in a foreign jurisdiction, within one hundred and eighty (180) days of the date of the relevant Collateralization Event.

Borrowings under the Amended Revolving Credit Agreement bear interest at a rate per annum equal to an applicable margin, plus, at the Borrower’s option, either (a) (1) for loans denominated in dollars, an adjusted term SOFR rate or (2) for loans denominated in euros, an adjusted EURIBOR rate, or (b) in each case, a base rate determined by reference to the highest of (1) the rate of interest quoted by the Wall Street Journal as the “Prime Rate” in the United States, (2) the greater of the federal funds effective rate and the overnight bank funding rate, plus 0.5% and (3) the one month adjusted term SOFR rate plus 1.0% per annum.

Under the Amended Revolving Credit Agreement, the applicable margin for term benchmark loans and base rate loans will vary based on the ratings of the indebtedness of Holdings or the Borrower, as applicable, by Moody’s, S&P and Fitch, which will range from 1.125% to 1.750% for term benchmark loans and from 0.125% to 0.750% for base rate loans. In addition to paying interest on outstanding borrowings, the Borrower will be required to pay a quarterly commitment fee based on the unused portion of the revolving credit facility, which will also be determined by Holdings’ or Borrowers’, as applicable, ratings by Moody’s, S&P and Fitch, which will range from 0.100% to 0.250%.

In addition, the Amended Revolving Credit Agreement implements a sustainability adjustment to the applicable margin and commitment fee for the revolving facility payable by the Borrower that may result in a positive or negative adjustment of up to (a) 0.050% for the applicable rate and (b) 0.010% for the commitment fee, in each case based on targeted greenhouse gas emissions intensity, defined as metric tons of CO2 equivalent per metric ton of aluminum basis (smelting + refining segments), and targeted percentages of energy consumption (electricity purchased and consumed by smelters) from renewable sources, including hydro, geothermal, solar, wind and biomass.

The financial covenants require (a) the maintenance of an interest expense coverage ratio of not less than 4.00 to 1.00, and (b) prior to the date on which Holdings achieves an investment grade rating (a “Financial Covenant Reset Event”), a maximum leverage ratio for any period of four consecutive fiscal quarters that is not greater than 3.25 to 1.00. After a Financial Covenant Reset Event, the maximum leverage ratio will no longer apply and will instead be replaced by a total debt to capitalization ratio that is not greater than 0.60 to 1.00. Under the Amended Revolving Credit Agreement, such maximum leverage ratio of 3.25 to 1.00 may be increased to 3.50 to 1.00 in certain circumstances.

The Amended Revolving Credit Agreement contains customary affirmative covenants, negative covenants, and events of default substantially comparable to the Original Revolving Credit Agreement, but provides additional flexibility, in some cases based on financial ratios, for Holdings and its subsidiaries to make restricted payments, to make investments and to incur indebtedness, as further described below.

The Amended Revolving Credit Agreement provides Holdings additional flexibility for dividends and other restricted payments by allowing such payments as long as Holdings is in pro forma compliance with the maximum leverage ratio, which is available as long as no event of default is continuing (provided that the condition as to pro forma compliance with the maximum leverage ratio shall cease to apply upon a Financial Covenant Reset Event).

The Amended Revolving Credit Agreement provides for a broad general investment basket for investments, so long as Holdings is in pro forma compliance with the maximum leverage ratio, which is available as long as no event of default is continuing (provided that the condition as to pro forma compliance with the maximum leverage ratio shall cease to apply upon a Financial Covenant Reset Event). This new basket replaces various general investment baskets in the Original Revolving Credit Agreement.

The Amended Revolving Credit Agreement also includes additional flexibility for Holdings and the other loan parties to incur unsecured indebtedness, so long as the maximum leverage ratio would be satisfied on a pro forma basis (provided that the condition as to pro forma compliance with the maximum leverage ratio shall cease to apply upon a Financial Covenant Reset Event), and permits secured indebtedness, together with up to $150,000,000 of indebtedness of non-loan parties, in an aggregate amount not to exceed 15.0% of the consolidated total assets of Holdings.

The foregoing description of the Amended Revolving Credit Agreement is not complete and is subject to, and qualified in its entirety by reference to, the full text of the Third Amendment and the Amended Revolving Credit Agreement, which are attached hereto as Exhibit 10.1 and incorporated herein by reference. The representations, warranties and covenants contained in the Amended Revolving Credit Agreement were made only for purposes of that agreement and as of specific dates and were solely for the benefit of the parties to the Amended Revolving Credit Agreement. Information concerning the subject matter of the representations, warranties and covenants may change after the date of the Amended Revolving Credit Agreement.

In the ordinary course of their respective businesses, the lenders and letter of credit issuers under the Amended Revolving Credit Agreement, or their affiliates, have performed, and may in the future perform, commercial banking, investment banking, trust, advisory or other financial services for the Company and its affiliates for which they have received, and will receive, customary fees and expenses.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation or an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under “Item 1.01. Entry into a Material Definitive Agreement” of this Current Report on Form 8-K (“Form 8-K”) is hereby incorporated by reference into this Item 2.03.

Item 7.01	Regulation FD Disclosure.

On June 29, 2022, the Company issued a press release announcing the Amended Revolving Credit Agreement. A copy of the press release is attached hereto as Exhibit 99.1, and is incorporated by reference into this Item 7.01.

The information contained in this Item 7.01, including Exhibit 99.1 attached hereto, shall be deemed “furnished” and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing made under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit number	Description

10.1	Third Amendment and Restatement Agreement, dated as of June 27, 2022, which includes, as Exhibit A thereto, the Revolving Credit Agreement, dated as of September 16, 2016, as amended as of October 26, 2016, as amended and restated as of November 14, 2017, as amended and restated as of November 21, 2018, as amended as of August 16, 2019, as amended as of April 21, 2020, as amended as of June 24, 2020, as amended as of March 4, 2021 and as amended and restated as of June 27, 2022, among Alcoa Corporation, Alcoa Nederland Holding B.V., the lenders and issuers from time to time party thereto, and JPMorgan Chase Bank N.A., as administrative agent for the lenders and issuers.

99.1	Press Release of Alcoa Corporation dated June 29, 2022

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALCOA CORPORATION

By:	/s/ Marissa P. Earnest
Marissa P. Earnest
Senior Vice President, Chief Governance Counsel and Secretary

Date: June 29, 2022

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